Filed Pursuant to Rule 433
June 5, 2023

Relating to Preliminary Prospectus Supplement dated June 5, 2023 to
Prospectus dated December 10, 2020
Registration No. 333-251271

Hewlett Packard Enterprise Company

Pricing Term Sheet

$250,000,000 5.900% Notes due 2024 (the “2024 Notes”)

Issuer:	Hewlett Packard Enterprise Company

Ratings (Moody’s / S&P / Fitch):	Baa2/BBB/BBB+(1)

Trade Date:	June 5, 2023

Settlement Date:	June 14, 2023(2)

Maturity Date:	October 1, 2024

Principal Amount Offered:
$250,000,000. The 2024 Notes offered hereby constitute a further issuance of, and will be consolidated with, the $1,300,000,000 aggregate principal amount of 5.900% Notes due 2024 issued on March 21, 2023. Upon completion of this offering the aggregate principal amount of the notes outstanding will be $1,550,000,000.

Price to Public (Issue Price):
100.452% of the principal amount, plus accrued interest from March 21, 2023 to June 14, 2023, totaling $3,400,694.44.  The price to the public shall include interest from June 14, 2023 if settlement occurs after that date.

Interest Rate:	5.900%, accruing from March 21, 2023

Interest Payment Dates:	Semi-annually on April 1 and October 1 of each year, beginning on October 1, 2023

Benchmark Treasury:	4.250% UST due May 31, 2025

Benchmark Treasury Price and Yield:	99-18+; 4.474%

Spread to Benchmark Treasury:	+105 basis points

Re-offer Yield:	5.524%

Day Count Convention:	30/360

Optional Redemption:	At any time prior to maturity, make-whole redemption at Treasury Rate plus 15 basis points.

CUSIP:	42824C BL2

ISIN:	US42824CBL28

Denominations:	$2,000 × $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. BofA Securities, Inc. Santander US Capital Markets LLC

Co-Managers:
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
NatWest Markets Securities Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
ING Financial Markets LLC
Loop Capital Markets LLC
U.S. Bancorp Investments, Inc.
CIBC World Markets Corp.
Oversea-Chinese Banking Corporation Limited
Academy Securities, Inc.
ANZ Securities, Inc.
Credit Agricole Securities (USA) Inc.
Standard Chartered Bank

(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2) We expect that delivery of the 2024 Notes will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the seventh business day following the date of the pricing of the 2024 Notes, or “T+7.”  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2024 Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

*****

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this pricing term sheet relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Interested parties may also obtain the prospectus and the related preliminary prospectus supplement by requesting it from Citigroup Global Markets Inc. toll free at 1-800-831-9146, BofA Securities, Inc. toll free at 1-800-294-1322 or Santander US Capital Markets LLC toll free at 1-855-403-3636.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS PRICING TERM SHEET AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS PRICING TERM SHEET BEING SENT VIA BLOOMBERG OR ANOTHER MAIL SYSTEM.

Filed Pursuant to Rule 433
June 5, 2023

Relating to Preliminary Prospectus Supplement dated June 5, 2023 to
Prospectus dated December 10, 2020
Registration No. 333-251271

Hewlett Packard Enterprise Company

Pricing Term Sheet

$550,000,000 5.250% Notes due 2028 (the “2028 Notes”)

Issuer:	Hewlett Packard Enterprise Company

Ratings (Moody’s / S&P / Fitch):	Baa2/BBB/BBB+(1)

Trade Date:	June 5, 2023

Settlement Date:	June 14, 2023(2)

Maturity Date:	July 1, 2028

Principal Amount Offered:	$550,000,000

Price to Public (Issue Price):	99.887% of the principal amount

Interest Rate:	5.250%

Interest Payment Dates:	Semi-annually on January 1 and July 1 of each year, beginning on January 1, 2024

Benchmark Treasury:	3.625% UST due May 31, 2028

Benchmark Treasury Price and Yield:	99-03 ¼; 3.825%

Spread to Benchmark Treasury:	+145 basis points

Re-offer Yield:	5.275%

Day Count Convention:	30/360

Optional Redemption:	At any time prior to June 1, 2028, make-whole redemption at Treasury Rate plus 25 basis points. On or after June 1, 2028, redemption at par.

CUSIP:	42824C BP3

ISIN:	US42824CBP32

Denominations:	$2,000 × $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc. BofA Securities, Inc. Santander US Capital Markets LLC

Co-Managers:
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
NatWest Markets Securities Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC
ING Financial Markets LLC
Loop Capital Markets LLC
U.S. Bancorp Investments, Inc.
CIBC World Markets Corp.
Oversea-Chinese Banking Corporation Limited
Academy Securities, Inc.
ANZ Securities, Inc.
Credit Agricole Securities (USA) Inc.
Standard Chartered Bank

(1) A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

(2) We expect that delivery of the 2028 Notes will be made against payment therefor on or about the settlement date specified in this pricing term sheet, which will be the seventh business day following the date of the pricing of the 2028 Notes, or “T+7.”  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2028 Notes on any date prior to the second business day before delivery will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisors.

*****

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this pricing term sheet relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Interested parties may also obtain the prospectus and the related preliminary prospectus supplement by requesting it from Citigroup Global Markets Inc. toll free at 1-800-831-9146, BofA Securities, Inc. toll free at 1-800-294-1322 or Santander US Capital Markets LLC toll free at 1-855-403-3636.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS PRICING TERM SHEET AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS PRICING TERM SHEET BEING SENT VIA BLOOMBERG OR ANOTHER MAIL SYSTEM.